EXHIBIT 99.1
ADDITIONAL INFORMATION
Reporting Person: CPMG, Inc.
The name and present principal occupation or employment of each director and executive officer of, and each person controlling, CPMG, Inc. is set forth below. Except as otherwise described herein, the business address of each person named below is 2100 McKinney, Suite 1770, Dallas, Texas 75201. Each natural person named below is a citizen of the United States of America. During the last five years, no person named below has been convicted in a criminal proceeding, or was a party to a civil proceeding, required to be disclosed herein.
Item 2. Identity and Background.

Executive
Name	Director	Officer	Present Principal Occupation or Employment
Edward W. Rose III	Yes	No	President of Cardinal Investment Company, Inc. (1)
R. Kent McGaughy, Jr.	Yes	Yes	Managing Director of CPMG, Inc.
James W. Traweek, Jr.	Yes	Yes	Managing Director of CPMG, Inc.
John Bateman	No	Yes	Chief Operating Officer, Chief Compliance Officer, and Secretary of CPMG, Inc.

(1)	2100 McKinney, Suite 1780, Dallas, Texas 75201.
Item 3. Source and Amount of Funds or Other Consideration.
Except as provided herein, no information is called for in this statement by Item 3 of Schedule 13D with respect to any person enumerated in Instruction C of Schedule 13D.
Item 4. Purpose of Transaction.
Except as provided herein, no information is called for in this statement by Item 4 of Schedule 13D with respect to any person enumerated in Instruction C of Schedule 13D.
Item 5. Interest in Securities of the Issuer.
(a) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this statement beneficially owned (identifying those shares which there is a right to acquire) by each person named in this Appendix in response to Item 2 of Schedule 13D is stated below.

	Sole		Shared	Sole		Shared
	Voting		Voting	Dispositive		Dispositive	Aggregate
Name	Power		Power	Power		Power	Number		Percentage
Edward W. Rose III	0		0	0		0	0		0.0
R. Kent McGaughy, Jr.	25,000	(1)	0	25,000	(1)	0	25,000	(1)	0.1
James W. Traweek, Jr.	0		0	0		0	0		0.0
John Bateman	0		0	0		0	0		0.0

(1)
Represents shares issued or issuable by the issuer to Mr. McGaughy pursuant to a ten year non-qualified stock option granted on June 11, 2007 by the issuer to Mr. McGaughy that entitles Mr. McGaughy to acquire such shares for $3.67 per share and vests in 36 equal monthly installments beginning on the transaction date. Mr. McGaughy has entered into an arrangement with CPMG to assign any and all profits realized by Mr. McGaughy from or in connection with this option to CPMG. Pursuant to the arrangement, CPMG may provide the amount of funds or other consideration used or to be used in making purchases, if any, pursuant to this option.

(b) Number of shares as to which each person named in response to paragraph (a) of Item 5 of this Appendix has:
(i)	sole power to vote or to direct the vote:

See paragraph (a) of Item 5 of this Appendix.

(ii)	shared power to vote or to direct the vote:

See paragraph (a) of Item 5 of this Appendix.

(iii)	sole power to dispose or to direct the disposition of:

See paragraph (a) of Item 5 of this Appendix.

(iv)	shared power to dispose or to direct the disposition of:

See paragraph (a) of Item 5 of this Appendix.
(c) Transactions in the class of securities reported on that were effected during the past sixty days or since the most recent filing of Schedule 13D, whichever is less, by the person(s) named in response to paragraph (a) of Item 5 of this Appendix are described below.

Transaction	Effecting	Shares	Shares	Price	Description
Date	Person(s)	Acquired	Disposed	Per Share	of Transaction
December 10, 2008	Edward W. Rose III	0	328,630	(1)	Private sale

(1)	$0.04 (aggregate consideration).
Except as otherwise described herein, no transactions in the common stock of the issuer were effected during the past sixty days or since the most recent filing of Schedule 13D, whichever is less, by any person named in response to paragraph (a) of Item 5 of this Appendix.
(d) Except as provided herein, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities beneficially owned by any person named in response to paragraph (a) of Item 5 of this Appendix.
(e) Except as provided herein, no information is called for in this statement by Item 4 of Schedule 13D with respect to any person enumerated in Instruction C of Schedule 13D.
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.
On December 10, 2008, Edward W. Rose III effected the disposition to Alan Powers of 328,630 shares of common stock of the issuer for aggregate consideration of $0.04 pursuant to a Buyer Agreement dated December 10, 2008. This Item, including the description of the Buyer Agreement herein, is qualified in its entirety by reference to the Buyer Agreement, a copy of which is filed as an exhibit hereto and incorporated herein by reference.
As a director of the issuer, Mr. McGaughy is subject to the issuer’s code of business conduct and ethics and insider trading policy and each of the issuer’s other codes, policies, and plans applicable to Mr. McGaughy as a director with respect to securities of the issuer.
Except as provided herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among any person named in this Appendix in response to Item 2 of Schedule 13D or between any such person and any other person with respect to any securities of the issuer.